                                                                    EXHIBIT 99-1



                   TEXT OF PRESS RELEASE ISSUED APRIL 22, 2004

                                     [LOGO]

             THE BANC CORPORATION ANNOUNCES FIRST QUARTER EARNINGS;
                       IMPROVES OVERALL CREDIT QUALITY AND
                        REDUCES NON-PERFORMING LOANS 25%


         BIRMINGHAM, ALABAMA, APRIL 22, 2004: The Banc Corporation (NASDAQ-NMS:
TBNC) today announced earnings for the first quarter of 2004 of $.07 per share on both a basic and diluted basis on net income of $1.23 million. The Banc Corporation earned $3.0 million, or $.17 per share on both a basic and diluted basis during the first quarter of 2003. The decrease from the first quarter of 2003 was primarily the result of the gain on the sale of The Bank's Roanoke branch in March 2003 for an after-tax gain of approximately $1.6 million, or $.09 per share. During the first quarter of 2004, The Banc Corporation recognized $919,000, or over $.03 per share in depreciation and amortization expenses, which accounted for 8.1% of total non-interest expenses in the first quarter.

         At March 31, 2004, The Banc Corporation had total assets of $1.25 billion compared with $1.17 billion at December 31, 2003, an increase of 6.58%. The primary reason for the increase in total assets is due to increased deposit activity throughout The Bank and Federal Home Loan Bank advances that have been invested in liquid assets and are available to fund anticipated 2004 loan growth. Loans, net of unearned income, decreased slightly to $845 million at March 31, 2004 from $857 million at December 31, 2003. This decrease in loans resulted primarily from the pay-off of criticized and classified loans totaling approximately $6.0 million and the transfer of approximately $4.8 million in loans into Other Real Estate Owned and Repossessions during the quarter. Deposits increased 4.57% to $931 million at March 31, 2004 from $890 million at

December 31, 2003. Stockholders' equity for The Banc Corporation increased to $102.1 million, or $5.41 per share at March 31, 2004 from $100.1 million, or $5.31 per share at December 31, 2003.

         During the first quarter of 2004, The Banc Corporation incurred approximately $1.8 million in certain expenses including $449,000 for the Special Asset Department related to increased foreclosure and repossession activity, $269,000 in valuation write-downs, $399,000 in legal fees, $305,000 in audit and accounting fees and $416,000 in FDIC premiums. Management does not expect these expenses to be at these levels in the future. FDIC premiums for the same period last year were $46,000, while in the first quarter of 2003 audit and accounting fees were $180,000. Many of the legal fees were incurred by the Special Assets Department and reflect the increased activity in this area which has produced significant recoveries in the first quarter of 2004. The Banc Corporation's efficiency ratio for the first quarter moved to 93.29%; however, this efficiency ratio calculation includes all of the above expenses, but excludes the $731,000 pre-tax gain on the sale of the Morris branch in February 2004. The efficiency ratio, net of these expenses and excluding the gain on the sale of the Morris branch, would have been approximately 75%.

         "The Banc Corporation has had a solid start this year and we are confident that the remainder of the year will position us well for the future," said James A. Taylor, Chairman and Chief Executive Officer of The Banc Corporation. "The strategic realignment of our balance sheet last year and the strengthening of our Special Assets Department are paying off on a daily basis. This year, the Special Assets Department has realized recoveries of $744,000 in the first quarter alone, which is approximately 76% of the total recoveries for 2003. In addition, credit quality continued to improve as non-performing loans dropped 24.97% to $24.0 million, or 2.85% of total loans as of March 31, 2004 compared to $32.0 million, or 3.74% of total loans, as of December 31, 2003. The allowance for loan losses as a percentage of non-performing loans at March 31, 2004 improved to 94.08% from 78.59% at December 31, 2003. This coverage increased despite no additional provision to our allowance because of the significant recoveries, reduction in classified assets and decline in total loans for the first quarter. Non-accrual loans decreased 26.01% to $21.9 million at March 31, 2004 from $29.6 million at December 31, 2003. Our Special Assets Department, under the direction of Bob Bowen, has done a tremendous job of addressing these isolated non-performing loan issues in a diligent and professional manner and getting the results we need to continue our progress. Our focus in 2004 will be on high quality loan growth, risk management and net income, which we expect to grow throughout the year. We are proud of our management team and all of our bankers for their continued hard work. We have the people and infrastructure in place to support strong strategic growth and to make our company an even stronger force in the marketplace. I am confident that the team we have in place will make it happen."

         David Carter, Executive Vice President and Chief Financial Officer of The Banc Corporation and President and Chief Executive Officer of The Bank described his outlook for the remainder of 2004 as positive for The Banc Corporation and The Bank. "We have continued to evaluate our balance sheet to ensure that it provides us a sound platform for the future. Effective January 1, 2004, we transferred approximately $41 million in non-accrual and certain other classified loans into our Special Assets Department. Most of the loans transferred to this area originated in our Bristol, Florida franchise. This portfolio has already decreased to $31.3 million at March 31, 2004. Other Real Estate Owned and Repossessions increased as our Special Assets Department began the foreclosure of some of these credits. As we continue to address problem loans through our Special Assets Department, we expect continued improvement in these numbers through either restructuring or liquidation."

         Overall, The Bank had an allowance for loan losses of 2.68% at March 31, 2004, and the coverage of non-performing loans was 94.08%, up from 78.59% as of December 31, 2003. Past due loans for The Bank, net of non-accruals, improved to 1.52% at March 31, 2004 from 2.28% at December 31, 2003. Exclusive of the loans in the special assets portfolio, loans past due greater than 30 days, net of non-accruals, were 1.00%. Classified loans as a percentage of Tier One Capital and the allowance for loan losses continued to improve, dropping to 54.9% from 61.6% at December 31, 2003. Exclusive of the loans in the special assets portfolio, the percentage of classified loans to Tier One

Capital and the allowance for loan losses was 36.3%. Mr. Carter added, "The allowance for loan loss coverage of the remaining non-performing loans not assigned to the special assets portfolio, which we believe is adequately reserved for on a stand-alone basis, is approximately 312%."

         "We are confident that The Bank is headed in the right direction and that we have a solid business strategy for the future," said George Hall, Senior Executive Vice President and Chief Banking Officer of The Bank. "I have been here only three weeks, but I have already visited all 26 of our branches and met with our business development leaders. What impresses me most is that everybody is working with a sense of urgency and everybody understands what we need to do to win in the marketplace. I have been fortunate to have worked in many fine organizations. The team here is as fine as any team I have worked with, and I look forward to providing the added leadership that will continue to move The Bank toward our goals. We believe we can grow The Bank substantially without the need for external capital or additional infrastructure. We have the internal capacity to serve a much larger customer base while serving each customer well, and I share the Chairman's vision that we will make it happen."

         The Bank is continuing with its facilities improvement plan. In January, The Bank completed construction of its new Florida headquarters building in Port St. Joe, at the center of the significant St. Joe Company development going on in the dynamic Gulf and Franklin County, Florida markets. The new Florida headquarters provides over 10,000 square feet of office space and features a community room that is available for local community events. The new Huntsville office, located at 300 Clinton Avenue West, which is the north Alabama headquarters for The Bank opened in December 2003. The new office provides a very attractive, central location and expanded customer service through added drive-thru lanes and an ATM.

         The Banc Corporation is a $1.25 billion community bank holding company headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank, a southeastern community banking organization. The Bank has a total of twenty-six branches, with nineteen locations throughout the state of Alabama and seven locations along Florida's eastern panhandle.

         Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation are necessarily estimates reflecting the judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in The Banc Corporation's reports and registration statements filed with the SEC. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors include general economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by The Banc Corporation; and changes in the loan portfolio and the deposit base of The Banc Corporation.

         The Banc Corporation disclaims any intent or obligation to update "forward looking statements."

         More information on The Banc Corporation and its subsidiaries may be obtained over the Internet, http://www.thebankmybank.com or by calling 1-877-326-BANK (2265).



FOR MORE INFORMATION CONTACT:

Company Contact: Tom Jung, Sr. Vice President & Director of Marketing and Investor Relations, Tel. # (205) 327-3547

                         THE BANC CORPORATION
                 SUMMARY CONSOLIDATED FINANCIAL DATA
            (Dollars in thousands, except per share data)



                                                                               As of
                                                              --------------------------------------------
                                                                       March 31,               December 31,
                                                              ---------------------------     ------------
                                                                2004             2003              2003
                                                              ----------       ----------       ----------
SELECTED STATEMENT OF FINANCIAL CONDITION DATA:
Total assets                                                  $1,248,737       $1,446,999       $1,171,626
Loans, net of unearned income                                    844,749        1,135,720          856,941
Allowance for loan losses                                         22,611           28,679           25,174
Investment securities                                            170,334           67,311          141,601
Deposits                                                         930,573        1,149,994          889,935
Advances from FHLB and other borrowings                          171,061          174,667          131,919
Long-term debt                                                     1,873            2,083            1,925
Subordinated debentures                                           31,959           31,959           31,959
Stockholders' Equity                                             102,087           79,486          100,122

                                                                 As of and for the           As of and for the
                                                                    Three-Months                Year Ended
                                                                    Ended March 31,             December 31,
                                                              ---------------------------       -----------
                                                                2004             2003               2003
                                                              ----------       ----------       -----------
SELECTED STATEMENT OF OPERATIONS DATA:
Interest income                                               $   15,494       $   20,953       $   76,213
Interest expense                                                   6,569            9,576           33,487
                                                              ----------       ----------       ----------
     Net interest income                                           8,925           11,377           42,726
Provision for loan losses                                             --            1,200           20,975
Noninterest income                                                 3,974            5,644           62,856
Prepayment penalties - FHLB advances                                  --               --            2,532
Noninterest expense                                               11,352           11,430           55,398
                                                              ----------       ----------       ----------
    Income before income taxes                                     1,547            4,391           26,677
Income tax expense                                                   319            1,377            9,178
                                                              ----------       ----------       ----------
    Net income                                                $    1,228       $    3,014       $   17,499
                                                              ==========       ==========       ==========

PER SHARE DATA:
Net income - basic                                            $     0.07       $     0.17       $     0.99
           - diluted                                                0.07             0.17             0.95
Weighted average shares outstanding - basic                       17,559           17,450           17,492
Weighted average shares outstanding - diluted                     18,572           17,618           18,137
Book value at period end                                            5.41             4.51             5.31
Tangible book value per share                                       4.70             3.78             4.59
Common shares outstanding at period end                           17,715           17,611           17,695

PERFORMANCE RATIOS AND OTHER DATA:
Return on average assets(1)                                         0.41%            0.85%            1.29%
Return on average stockholders' equity(1)                           4.91            15.85            19.08
Net interest margin(1)(2)(3)                                        3.35             3.61             3.50
Net interest spread(1)(3)(4)                                        3.22             3.51             3.35
Noninterest income to average assets(1)                             1.32             1.60             4.62
Noninterest expense to average assets(1)                            3.78             3.23             4.26
Efficiency ratio(5)                                                93.29            77.12            96.49
Average loan to average deposit ratio                              96.05           100.08           100.69
Average interest-earning assets to average
   interest bearing liabilities                                   105.39           103.22           105.82

ASSETS QUALITY RATIOS:
Allowance for loan losses to nonperforming loans                   94.08%           86.38%           78.59%
Allowance for loan losses to loans, net of unearned
     income                                                         2.68             2.53             2.94
Nonperforming loans to loans, net of unearned
     income                                                         2.85             2.92             3.74
Nonaccrual loans to loans, net of unearned
     income                                                         2.59             2.86             3.46
Net loan charge-offs to average loans(1)                            1.20             0.07             2.21
Net loan charge-offs as a percentage of:
   Provision for loan losses                                          --            16.25           111.87
   Allowance for loan losses(1)                                    45.59             2.76            93.21


(1) - Annualized for three month periods ended March 31, 2004 and 2003
(2) - Net interest income divided by average earning assets.
(3) - Calculated on a tax equivalent basis.
(4) - Yield on average interest earning assets less rate on average interest bearing liabilities.
(5) - Efficiency ratio is calculated by dividing noninterest expense, adjusted for FHLB prepayment penalties, by noninterest income, adjusted for gain on sale of branches, plus net interest income on a fully tax equivalent basis.

                      THE BANC CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (DOLLARS IN THOUSANDS)



                                                                                                          AS OF
                                                                                 -------------------------------------------------
                                                                                          MARCH 31,
                                                                                 ------------------------------        DECEMBER 31,
                                                                                    2004               2003               2003
                                                                                 -----------        -----------        -----------
                                                                                 (UNAUDITED)        (UNAUDITED)
ASSETS
Cash and due from banks                                                          $    40,192        $    34,605        $    31,679
Interest bearing deposits in other banks                                              48,460             32,003             11,869
Federal funds sold                                                                     9,000             36,000                 --
Investment securities available for sale                                             170,334             67,311            141,601
Investment securities held to maturity                                                    --              1,996                 --
Mortgage loans held for sale                                                           5,288             15,459              6,408
Loans, net of unearned income                                                        844,749          1,135,720            856,941
Less: Allowance for loan losses                                                      (22,611)           (28,679)           (25,174)
                                                                                 -----------        -----------        -----------
        Net loans                                                                    822,138          1,107,041            831,767
                                                                                 -----------        -----------        -----------
Premises and equipment, net                                                           58,427             60,901             57,979
Accrued interest receivable                                                            5,159              6,266              5,042
Stock in FHLB and Federal Reserve Bank                                                10,249             10,903              8,499
Other assets                                                                          79,490             74,514             76,782
                                                                                 -----------        -----------        -----------

        TOTAL ASSETS                                                             $ 1,248,737        $ 1,446,999        $ 1,171,626
                                                                                 ===========        ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
   Noninterest-bearing                                                           $    86,753        $   111,296        $    86,100
   Interest-bearing                                                                  843,820          1,038,698            803,835
                                                                                 -----------        -----------        -----------
       TOTAL DEPOSITS                                                                930,573          1,149,994            889,935

Advances from FHLB                                                                   156,090            173,550            121,090
Other borrowed funds                                                                  14,971              1,117             10,829
Long term debt                                                                         1,873              2,083              1,925
Subordinated debentures                                                               31,959             31,959             31,959
Accrued expenses and other liabilities                                                11,184              8,810             15,766
                                                                                 -----------        -----------        -----------
        TOTAL LIABILITIES                                                          1,146,650          1,367,513          1,071,504

Stockholders' Equity
  Preferred stock, par value $.001 per share; authorized 5,000,000 shares;
     shares issued 62,000 at March 31, 2004 and December 31, 2003                         --                 --                 --
   Common stock, par value $.001 per share; authorized 25,000,000 shares;
      shares issued 18,018,202, 18,013,202 and 18,018,202, respectively;
      outstanding 17,714,657, 17,611,349 and 17,694,595, respectively                     18                 18                 18
   Surplus - preferred                                                                 6,193                 --              6,193
           - common stock                                                             68,397             68,336             68,363
   Retained Earnings                                                                  30,079             14,585             28,851
   Accumulated other comprehensive income (loss)                                         349                386               (180)
   Treasury stock, at cost                                                              (430)              (808)              (501)
   Unearned ESOP stock                                                                (1,920)            (2,135)            (1,974)
   Unearned restricted stock                                                            (599)              (896)              (648)
                                                                                 -----------        -----------        -----------
        TOTAL STOCKHOLDERS' EQUITY                                                   102,087             79,486            100,122
                                                                                 -----------        -----------        -----------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 1,248,737        $ 1,446,999        $ 1,171,626
                                                                                 ===========        ===========        ===========

                     THE BANC CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31             YEAR ENDED
                                                                          ------------------------     DECEMBER 31,
                                                                              2004          2003           2003
                                                                          -----------   -----------    ------------
                                                                          (UNAUDITED)   (UNAUDITED)
INTEREST INCOME
Interest and fees on loans                                                   $13,567       $19,844       $71,335
Interest on investment securities
  Taxable                                                                      1,713           718         3,696
  Exempt from Federal income tax                                                  15            92           185
Interest on federal funds sold                                                    34           103           298
Interest and dividends on other investments                                      165           196           699
                                                                             -------       -------       -------

   Total interest income                                                      15,494        20,953        76,213

INTEREST EXPENSE
Interest on deposits                                                           4,277         6,754        22,368
Interest on other borrowed funds                                               1,666         2,186         8,597
Interest on subordinated debentures                                              626           636         2,522
                                                                             -------       -------       -------

  Total interest expense                                                       6,569         9,576        33,487
                                                                             -------       -------       -------

        NET INTEREST INCOME                                                    8,925        11,377        42,726

Provision for loan losses                                                         --         1,200        20,975
                                                                             -------       -------       -------

     NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                       8,925        10,177        21,751

NONINTEREST INCOME
Service charges and fees on deposits                                           1,391         1,623         5,814
Mortgage banking income                                                          404           875         4,034
Gain on sale of securities                                                       391            26           588
Gain on sale of branches                                                         739         2,246        48,264
Other income                                                                   1,049           874         4,156
                                                                             -------       -------       -------

    TOTAL NONINTEREST INCOME                                                   3,974         5,644        62,856

NONINTEREST EXPENSES
Salaries and employee benefits                                                 5,586         6,318        29,461
Occupancy, furniture and equipment expense                                     2,164         2,008         8,115
Prepayment penalty on FHLB advances                                               --            --         2,532
Other                                                                          3,602         3,104        17,822
                                                                             -------       -------       -------

    TOTAL NONINTEREST EXPENSES                                                11,352        11,430        57,930
                                                                             -------       -------       -------

        Income before income taxes                                             1,547         4,391        26,677

INCOME TAX EXPENSE                                                               319         1,377         9,178
                                                                             -------       -------       -------

        NET INCOME                                                           $ 1,228       $ 3,014       $17,499
                                                                             =======       =======       =======

BASIC NET INCOME PER SHARE                                                   $  0.07       $  0.17       $  0.99
                                                                             =======       =======       =======

DILUTED NET INCOME PER SHARE                                                 $  0.07       $  0.17       $  0.95
                                                                             =======       =======       =======

AVERAGE COMMON SHARES OUTSTANDING                                             17,559        17,450        17,492
AVERAGE COMMON SHARES OUTSTANDING, ASSUMING DILUTION                          18,572        17,618        18,137